Exhibit 5.1


                    Martin, Tate, Morrow & Marston, P.C.
                      22 N. Front Street, Suite 1100
                        Memphis, Tennessee 38103

                               May 30, 2001


M.S. Carriers, Inc.
3171 Directors Row
Memphis, Tennessee 38131

    RE: Registration Statement on Form S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by M.S. Carriers, Inc., a Tennessee corporation (the "Company"), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares of the Company's Common Stock ("Shares"), of which (1) 500,000 shares may be issued under the Company's 1993 Stock Option Plan (the "1993 Plan"), and (2) 1,500,000 shares may be issued under the Company's 1996 Stock Option Plan (the "1996 Plan", together with the 1993 Plan, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with said issuance of the Shares pursuant to the Plans.

    Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and the provisions of the Plans, will be validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement.

                                 Respectfully submitted,



                                 Martin, Tate, Morrow & Marston, P.C.